Exhibit 99.1

XsunX Business and Technology Update

Aliso Viejo, CA –January 9, 2012

Good morning,

We hope that you enjoyed the holidays and, like us, are getting ready for a great year ahead. 2011 was a year filled with changes to the solar industry and we are anticipating a very exciting new year ahead for both the solar industry and XsunX.

Today’s newsletter provides updates to our assembly plans for the next several weeks as we push to complete the core assemblies and begin testing of the major systems and operations.

Since our last build update on December 13th, progress with the system assembly has focused on prepping the numerous ports, flanges, and interface parts to ensure proper fit and alignment so that the final welding can be performed to these components. The final welding of these parts, and main chamber, will start this week and be completed over the next two weeks.

Attached to the main processing chamber will be the entry and exit systems that allow the stainless steel solar cell substrates to be fed in and out of the system. In addition to the material handling automation that carries the substrates at precise rates through the system, these entry ports (load locks) provide vacuum based “clean zones” to insulate our CIGSolar™ evaporation processes from contamination. The load lock parts have been undergoing fabrication during December into January enabling the assembly of these systems to begin the week of the 23rd of January.

Next, an important step requires testing of the system automation that will be added to the load locks and the main processing chamber. While we are working to complete the assembly of the process chamber and load locks, our plan is to begin bench testing the various assemblies that comprise the system automation later this week. Doing these two activities in parallel allows for any adjustments to the system automation, or load locks and chamber, in advance of final assembly and installation into the load locks and chamber at the end of the month.

Prior to installation of the automation parts, a final milling of the load locks and chamber faces will be performed to ensure that the access doors and panels match perfectly ensuring a vacuum tight system. Our goal is to have the system ready to begin testing of the vacuum, heating, and automation systems in early February.

As for progress with potential customers, even though December is traditionally a slow month, interest remained high and we were able to keep lines of communication open and continued to conduct extensive sales meetings negotiating pricing and licensing details.

Next week, we will be updating our CIGSolar™ project update page with new pictures to show the significant progress occurring on our CIGSolar evaporation system.

The XsunX Team

To learn more about XsunX’s’ breakthrough technology please visit http://www.xsunx.com , and follow us on Twitter and Facebook.

Safe Harbor Statement: Matters discussed in this shareholder newsletter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder newsletter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.